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                                                                    Exhibit 10.2

                             Conexant Systems, Inc.


                              Directors Stock Plan


1.    PURPOSE OF THE PLAN.

      The purpose of the Directors Stock Plan (the Plan) is to link the compensation of non-employee directors of Conexant Systems, Inc. (Conexant) directly with the interests of the shareowners.

2.    PARTICIPANTS.

      Participants in the Plan shall consist of directors of Conexant who are not employees of Conexant or any of its subsidiaries (Non-Employee Director). The term "subsidiary" as used in the Plan means a corporation more than 50% of the voting stock of which, or an unincorporated business entity more than 50% of the equity interest in which, shall at the time be owned directly or indirectly by Conexant.
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3.    SHARES RESERVED UNDER THE PLAN.

      Subject to the provisions of Section 9 of the Plan, there shall be reserved for delivery under the Plan 315,000 shares of Common Stock of Conexant (Shares). Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof.

4.    ADMINISTRATION OF THE PLAN.

      The Plan shall be administered by the Compensation and Management Development Committee (the Committee) of the Board of Directors of Conexant (the Board), subject to the right of the Board, in its sole discretion, to exercise or authorize another committee or person to exercise some of or all the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other committee or person authorized by the Board) shall have authority to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.



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5.    EFFECTIVE DATE OF THE PLAN.

      The Plan has been approved by the Board and shall be submitted to the sole shareowner of Conexant, and, if approved, shall become effective on the date on which Rockwell International Corporation (Rockwell) completes the pro rata distribution of all the outstanding Shares to Rockwell's shareowners.

6.    STOCK OPTIONS.

      Each Non-Employee Director in office on January 2, 1999 shall be granted, on or prior to March 31, 1999, an option to purchase 40,000 Shares. Each other Non-Employee Director shall be granted an option to purchase 40,000 Shares at the meeting of the Board at which, or immediately following the Annual Meeting of Shareowners at which, the Non-Employee Director is first elected a director of Conexant. Immediately following the Annual Meeting of Shareowners held in the year 2000 and each Annual Meeting of Shareowners thereafter, each Non-Employee Director who has served as a Non-Employee Director for at least one year and is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted an option to purchase 15,000 Shares.



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      The exercise price per share for each option so granted shall be the closing price per share (the Fair Market Value) of Shares on the date of grant as reported in the NASDAQ reporting system (or on the next preceding day such stock was traded if it was not traded on the date of grant). The purchase price of the Shares with respect to which an option or portion thereof is exercised shall be payable in full in cash, Shares valued at their Fair Market Value on the date of exercise, or a combination thereof. Each option may be exercised in whole or in part at any time after it becomes exercisable; and each option shall become exercisable in approximately four equal installments on each of the first, second, third and fourth anniversaries of the date the option is granted. No option shall be exercisable prior to one year nor after ten years from the date of the grant thereof; provided, however, that if the holder of an option dies, the option may be exercised from and after the date of the optionee's death for a period of three years (or until the expiration date specified in the option if earlier) even if it was not exercisable at the date of death. Moreover, if an optionee retires after attaining age 72 or completing at least ten years service as a director, all options then held by such optionee shall be exercisable even if they were not exercisable at such retirement date; provided, however, that each such option shall expire at the earlier of five years from the date of the optionee's retirement or the expiration date



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      specified in the option.

      Options granted under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee's spouse or natural, adopted or step -children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee's Immediate Family Members or to a family charitable trust established by the grantee or a member of the grantee's family. If an optionee ceases to be a director while holding unexercised options, such options are then void, except in the case of (i) death, (ii) disability,
      (iii) retirement after attaining age 72 or completing ten years service as a director, or (iv) resignation from the Board for reasons of the antitrust laws, compliance with Conexant's conflict of interest policies or other circumstances that the Committee may determine as serving the best interests of Conexant.

7.    SHARES IN LIEU OF CASH COMPENSATION.
      Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year as to which an election is to be applicable, to receive all or any portion of the cash retainer to be paid for board, committee or other service in the following calendar year through



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      the issuance or transfer of Shares, valued at the closing price as reported in the NASDAQ reporting system on the date when each payment of such retainer amount would otherwise be made in cash. Each Non-Employee Director making such an election may also elect at the same time to receive those Shares in the form of restricted stock (Restricted Shares). Upon receipt of Shares, the recipient shall have all the rights of a shareowner. Upon receipt of Restricted Shares, the recipient shall have the right to vote the Shares and to receive dividends thereon, and the Shares shall have all the attributes of outstanding Shares except that the registered owner shall have no right to direct the transfer thereof. Restricted Shares shall be held in book-entry accounts subject to the direction of Conexant (or if Conexant elects, certificates therefor may be issued in the recipient's name but delivered to and held by Conexant) until ten days after (i) the recipient retires from the Board after attaining age 72 or completing at least ten years service as a director or
      (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Conexant's conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of Conexant, when the restrictions on such book-entry accounts shall be released (or any certificates issued shall be delivered to the director), and such Shares shall cease to be Restricted Shares.



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8.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

      If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.

9.    GOVERNMENT AND OTHER REGULATIONS.

      The obligations of Conexant to deliver Shares upon exercise of options granted under Section 6 of the Plan or pursuant to an election made under
      Section 7 of the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (ii) the condition that such Shares shall have been duly listed approved for quotation and trading in the NASDAQ reporting system.

10.   AMENDMENT AND TERMINATION OF THE PLAN.

      The Plan may be amended by the Board in any respect, provided that,


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      without shareowner approval, no amendment shall (i) materially increase the maximum number of Shares available for delivery under the Plan (other than adjustments pursuant to Section 8 hereof), (ii) materially increase the benefits accruing to participants under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan. The Plan may also be terminated at any time by the Board.

12.   MISCELLANEOUS.

      (a) If a Change of Control as defined in Article III, Section 13(I)(1) of Conexant's By-Laws shall occur, all options then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not then exercisable and the restrictions on all Shares granted as Restricted Stock under the Plan shall forthwith lapse.

      (b) Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with Conexant.

      (c) To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware.



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